Exhibit 3.6

ARTICLES OF INCORPORATION TEXAS GOHLKE PARTNERS, INC.
Article 1 - Corporate Name
The name of the corporation is as set forth below:
Texas Gohlke Partners, Inc.
Article 2 - Registered Agent and Registered Office (Select and complete either A or B and complete C)
The initial registered agent is an individual resident of the state whose name is set forth below:
First Name Harry	M.I. P.	Last Name Gamble	Suffix IV
The business address of the registered agent and the registered office address is:
Street Address 7700 San Felipe, Ste. 500-69A	City Houston	State TX	Zip Code 77063
Article 3 - Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

Director 1: First Name Harry	M.I. P.	Last Name Gamble	Suffix IV
Street Address 7700 San Felipe, Suite 500-69A	City Houston	State TX	Zip Code 77063
Article 4 - Authorized Shares
The total number of shares the corporation is authorized to issue is 1000 and the shares shall have no par value.
Article 5 - Initial Capitalization
The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000).
Article 6 - Duration
The period of duration is perpetual.
Article 7 - Purpose
The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
Incorporator
The name and address of the incorporator is set forth below.
Name: Gerald Walrath
Street Address 7700 San Felipe, Ste. 500-69C	City Houston	State TX	Zip Code 77063